                                                               Exhibit 99.(a)(1)
                         HENDERSON CITIZENS BANCSHARES, INC.
                                 201 West Main Street
                                Henderson, Texas 75653

                   OFFER TO PURCHASE FOR CASH UP TO 140,000 SHARES
                                 OF ITS COMMON STOCK
                               AT $14.50 NET PER SHARE

            THE OFFER PERIOD WILL EXPIRE ON WEDNESDAY, NOVEMBER 12, 1997,
          AT 5:00 P.M., CENTRAL STANDARD TIME, UNLESS THE OFFER IS EXTENDED.

                               ------------------------

TO THE HOLDERS OF SHARES OF COMMON STOCK OF HENDERSON CITIZENS BANCSHARES, INC.:

    Henderson Citizens Bancshares, Inc., a Texas corporation (the "Company"), hereby offers to purchase up to 140,000 shares of the total issued and outstanding shares (the "Shares") of its common stock, $5.00 par value per share (the "Common Stock"), at $14.50 net per share to the Seller in cash, upon the terms and conditions set forth herein and in the attached Letter of Transmittal (which together constitute the "Offer"). See Section 4, herein. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. However, any tendering shareholder or other payee who fails to complete fully and sign the box captioned "Substitute Form W-9" included in the Letter of Transmittal may be subject to a required tax withholding of 31% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 2, herein. The Company will pay all charges and expenses of Citizens National Bank, Henderson, Texas (the "Depositary"), incurred in connection with the Offer.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 10 HEREIN.

    Tenders pursuant to the Offer may be withdrawn (a) at any time prior to the Expiration Date (including any extensions) and (b) if not yet accepted for payment, after the expiration of forty (40) business days from the commencement of the Offer (that is, December 11, 1997), until accepted for payment.

               THE DATE OF THIS OFFER TO PURCHASE IS OCTOBER 15, 1997.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR

OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO THE OFFER AND NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION CONTAINED OR REFERRED TO HEREIN AND MAKE THEIR OWN DECISIONS AS TO WHETHER OR NOT TO TENDER SHARES PURSUANT TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT A TAX ADVISER CONCERNING THE FEDERAL AND ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE SALE OF SHARES TO THE COMPANY PURSUANT TO THE OFFER.

                                      IMPORTANT

    Any shareholder desiring to tender all or any portion of his Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee and any other required documents to the Depositary, and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such are not immediately available or whose other required documentation cannot be delivered to the Depositary, in either case, by the Expiration Date of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section 6. TO EFFECT A VALID TENDER OF SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL.

    Questions and requests for assistance or requests for additional copies of the Offer to Purchase and Letter of Transmittal, may be directed to Milton S. McGee, Jr., President, Henderson Citizens Bancshares, Inc., 201 West Main Street, Henderson, Texas 75653, (903) 657-8521.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                  TABLE OF CONTENTS


SECTION                                                                     PAGE
-------                                                                     ----


SPECIAL FACTORS...............................................................1
         1.   Purpose of the Offer; Certain Effects of the Offer; Plans of
              the Company After the
              Offer...........................................................1
         2.   Federal Income Tax Consequences.................................2
         3.   Fairness of the Offer, Reports and Opinions.....................5

THE OFFER.....................................................................7
         4.   Number of Shares; Proration; Extension of the Offer.............7
         5.   Tenders by Holders of Fewer than One Hundred (100) Shares.......8
         6.   Procedure for Tendering Shares..................................8
         7.   Withdrawal Rights..............................................10
         8.   Purchase of Shares and Payment of Purchase Price...............10
         9.   Conditional Tender of Shares...................................11
         10.  Certain Conditions of the Offer................................11
         11.  Price Range of Common Stock; Dividends.........................12
         12.  Source and Amount of Funds.....................................13
         13.  Certain Information about the Company..........................13
         14.  Certain Pro Forma Financial Information........................16
         15.  Transactions and Arrangements Concerning the Common Stock......19
         16.  Government Regulation..........................................22
         17.  Extension of the Offer Period; Termination; Amendments.........22
         18.  Fees and Expenses..............................................23
         19.  Miscellaneous..................................................24

Appendix A    Opinion of The Bank Advisory Group, Inc.......................A-1

                                    SPECIAL FACTORS

1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE COMPANY AFTER THE OFFER

    The principal purposes of this Offer are as follows:

    First, the Company considers the repurchase of these Shares to be a good investment of its capital, and therefore beneficial to the long-term interests of the Company's remaining shareholders. The Company has experienced earnings growth in recent years resulting in an accumulation of capital in excess of current needs to support the continued growth of the Company. Purchase of Shares by the Company will have the effect of increasing the current book value per share of the Common Stock. In addition, the purchase should have the effect of increasing future return on equity for the Company and increasing earnings per share for those shareholders who elect to retain their shares.

    Second, as the Common Stock is not listed for quotation on any significant market or exchange, there is only limited trading activity with respect to the Common Stock. The Offer will provide a means for shareholders to dispose of medium to larger size blocks of stock in a timely and orderly manner. This Offer will give shareholders an opportunity to sell some or all of their stock at a fair price, without having to pay brokerage commissions or other transaction costs.

    The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Prior to this Offer, there has been only limited trading of the Common Stock. Depending on the number of shareholders of the Company who tender all of their Shares, the Offer may have the effect of further limiting, or eliminating, any available trading market for the Common Stock.
The absence of a trading market may make it difficult to sell Shares not tendered to the Company following the Expiration Date and may have an adverse effect on the price of the Common Stock.

    In 1991, the Company filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") to register its Common Stock to be issued in connection with the Company's acquisition of Enterprise Bancshares, Inc. on December 31, 1991. Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires companies having filed a registration statement with the Commission pursuant to the Securities Act to furnish certain information to its shareholders and to file periodic and current reports (e.g., annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K) with the Commission as required by section 13 of the Exchange Act. These periodic and current reports contain certain business and financial information regarding the Company and its subsidiaries. The Company began filing current reports with the Commission following the effective date of the registration statement filed pursuant to the Securities Act and continues to file such reports as required by section 13 of the Exchange Act. See discussion at Section 13 - "Additional Information."

    As of September 30, 1997, the Company had approximately 462 shareholders of record. Section 15(d) of the Exchange Act, however, permits companies whose number of shareholders of record is reduced to less than 300 persons to suspend periodic reporting obligations under section 13 of the Exchange Act. The Company believes that its purchase of Shares pursuant to the Offer may result in the Common Stock becoming eligible for suspension of its reporting requirements under the Exchange Act.

    Depending on the number of shareholders of the Company who elect to participate in the Offer and who tender all of the Shares beneficially owned by them, the Company may have fewer than 300 shareholders of record following completion of the Offer. In the event that the Offer should result in the Company having fewer than 300 shareholders of record, management of the Company has indicated that it intends to suspend the Company's obligation to file periodic reports with the Commission pursuant to the Exchange Act.

    See Section 14 herein for pro forma financial statements showing the effects of the Company's purchase of Shares pursuant to the Offer. To the extent that Shares are purchased in the Offer, the proportionate equity interest of nontendering shareholders in the Company will be increased. The Offer is not conditioned upon any minimum number of Shares being tendered.

    Shares purchased pursuant to the Offer will be retained as treasury stock (unless and until the Company determines to retire such Shares) and be available for issue without further shareholder action (except as required by applicable law) for purposes including, but not limited to, the acquisition of other businesses and raising of additional capital for use in the Company's business. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer.

    Following consummation of the Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. The Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in its present Board of Directors (the "Board") or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any change in the Company's Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.

    Following expiration of the Offer, the Company may, in its sole discretion, determine to purchase any remaining Shares through privately negotiated transactions, open market purchases or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Offer, except that the Company will not make any such purchases of Shares until the expiration of ten
(10) business days after the termination of the Offer. Any possible future purchases of Shares by the Company will depend on many factors, including the market price of the Shares, the Company's business and financial position, alternative investment opportunities available to the Company, the results of the Offer and general economic and market conditions.

2.  FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is based upon information provided by the Company, the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"), existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in this discussion.

    This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular shareholders of the Company in light of their personal circumstances or to certain types of shareholders of the Company (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

GENERAL CONSEQUENCES

    Sales of Common Stock by tendering shareholders pursuant to the Offer will be taxable transactions for federal income tax purposes (and may be taxable transactions under state, local or foreign tax laws as well). The federal income tax consequences to a tendering shareholder may vary depending upon the particular facts and circumstances of that individual. Accordingly, each shareholder is urged to consult his own tax advisor with respect to the federal income tax consequences to him of the sale of his Shares in connection with the Offer, including the desirability of selling his Shares in the market instead of to the Company pursuant to the Offer, or of selling some of his Shares pursuant to the Offer and simultaneously disposing in the market of some or all of the other stock of the Company which he might own.

    Under the Code, a shareholder whose Shares are purchased pursuant to the Offer will generally recognize gain or loss in an amount equal to the difference between the cash received and such shareholder's adjusted basis for his Shares redeemed, if (i) as a result of the sale, his stock interest in the Company is completely terminated, (ii) as a result of the sale there is a substantially disproportionate redemption to the selling shareholder, or (iii) the receipt of cash in exchange for his Shares is deemed to be not essentially equivalent to a dividend. These tests are discussed in greater detail below. Such gain or loss generally will be treated as a capital gain or loss if the Shares are held as capital assets, and generally will be treated as a long-term capital gain or loss if the shareholder's holding period for such Shares is more than one year. Furthermore, such long-term capital gain may qualify for a reduced rate of tax if the tendering shareholder's holding period for such Shares is more than eighteen months.

    To determine whether the tests referred to above (and discussed herein) are met, there must be taken into account both (a) any shares actually owned by such shareholder and (b) any shares considered owned by such shareholder by reason of certain constructive ownership rules set forth in sections 318 and 302(c) of the Code. Under section 318 of the Code, a shareholder generally will be treated as owning shares which he has the right to acquire under options and shares owned (and, in some cases, constructively owned) by members of the tendering shareholder's family and by related entities (such as corporations, partnerships, trusts and estates) in which such shareholder, a member of his family or a related entity has an interest.

    IF NONE OF THE FOREGOING TESTS (DESCRIBED IN GREATER DETAIL BELOW) ARE SATISFIED, THEN, WHETHER OR NOT A TENDERING SHAREHOLDER HOLDS HIS COMMON STOCK AS A CAPITAL ASSET, THE ENTIRE AMOUNT OF THE CASH RECEIVED PURSUANT TO THE OFFER WILL BE TREATED AS A DIVIDEND AND WILL BE TAXABLE AS ORDINARY INCOME TO THE EXTENT OF THE CURRENT AND ACCUMULATED EARNINGS AND PROFITS OF THE COMPANY.

COMPLETE TERMINATION OF INTEREST

    A termination of the stock interest of a tendering shareholder will have occurred if, pursuant to the Offer, the Company purchases all of his Common Stock and such shareholder does not own directly and is not deemed to own, under the constructive ownership rules described above, any other stock of the Company. If the Offer is prorated, the Shares that are not purchased by reason of such proration must be taken into account in determining whether a shareholder has achieved a complete termination of his interest in the Company. If a shareholder would otherwise satisfy the complete termination requirement, but for his constructive ownership of Shares held by family members, under certain circumstances such shareholder may be entitled to disregard such constructive ownership. A shareholder who has a complete termination of his interest generally will receive capital gain or loss treatment provided that he holds his Shares as capital assets.

SUBSTANTIALLY DISPROPORTIONATE REDEMPTION

    A substantially disproportionate redemption occurs as to a particular shareholder if the redemption results in the shareholder owning less than eighty percent (80%) of the percentage of all of the outstanding Common Stock that he owned immediately before the redemption and less than fifty percent (50%) of all of the outstanding Common Stock. In applying these tests, the constructive ownership rules discussed above will apply. A shareholder whose receipt of cash pursuant to the Offer qualifies as a substantially disproportionate redemption generally will receive capital gain or loss treatment provided that he holds his Shares as capital assets.

NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND

    Even if there is not a complete termination of the shareholder's interest and the receipt of cash by such shareholder fails to satisfy the "substantially disproportionate" test, it is possible that the receipt of cash by such shareholder pursuant to the Offer may be treated as "not essentially equivalent to a dividend". Application of this test depends on the individual shareholder's circumstances. Under the applicable judicial authorities, the "not essentially equivalent to a dividend" test generally will be satisfied if, as a result of the sale of Common Stock pursuant to the Offer, a shareholder has realized a "meaningful reduction" in his proportionate interest in the Company, taking into account the constructive ownership rules. The Internal Revenue Service has indicated in a published ruling that a redemption qualified as "not essentially equivalent to a dividend" where (i) the shareholder's relative stock interest in the company was minimal, (ii) the shareholder exercised no control over the affairs of the company and (iii) as a result of the redemption, the shareholder experienced a reduction of his voting rights, rights to participate in current earnings and surplus and rights to share in assets on liquidation. However, the Internal Revenue Service has also ruled that a redemption of shares of a shareholder who held a minimal interest in the corporation failed to qualify as "not essentially equivalent to a dividend" where the pro-rata stock interest of the shareholder was not reduced as a result of the redemption. Shareholders tendering Shares in this Offer should note that the change in their relative stock interest in the Company may be affected by any proration of the Offer. A shareholder who meets the requirements of the "not essentially equivalent to a dividend" test generally will receive capital gain or loss treatment provided that he holds his Shares as capital assets. ANY SHAREHOLDER SEEKING TO RELY ON THE "NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND" TEST SHOULD CONSULT WITH HIS OWN TAX ADVISOR AS TO ITS APPLICATION IN HIS PARTICULAR SITUATION.

TAXABLE DIVIDEND TREATMENT

    If none of the three tests described above is satisfied, then the shareholder generally will be treated as having received a dividend in an amount equal to the cash received by him pursuant to the Offer. Such a dividend will be taxable as ordinary income to the extent of current and accumulated earnings and profits of the Company. In addition, a shareholder also will recognize gain from the sale or exchange of property to the extent the cash received by him pursuant to the Offer exceeds the Company's earnings and profits and the shareholder's adjusted basis in his Common Stock. Corporate shareholders may be entitled to the dividends-received deduction, except that the amount of the deduction may be reduced under certain special tax rules.

BACKUP WITHHOLDING REQUIREMENTS

    Under federal backup withholding rules, except in the case of certain exempt taxpayers, the Depositary will be required to withhold and will withhold thirty-one percent (31%) of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless the shareholder provides his tax identification number (employer identification number or social security number), certifies that such number is correct, and certifies that he is not subject to backup withholding under section 3406(a)(1)(C) of the Code. Each shareholder should fully complete and sign Box F captioned "Substitute Form W-9" included as part of the Letter of Transmittal, so as to provide the information and certifications necessary to avoid backup withholding. See the Letter of Transmittal and the Instructions thereto for further details.

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE PURCHASE OF HIS COMMON STOCK PURSUANT TO THE OFFER, INCLUDING THE APPLICABILITY OF THE CONSTRUCTIVE OWNERSHIP RULES, THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

3.  FAIRNESS OF THE OFFER, REPORTS AND OPINIONS

    Because of the absence of an established trading market for the Common Stock, the Board determined the amount of consideration that should be paid for each Share purchased pursuant to the Offer. The Board based its determination on a number of factors, including among other things, a valuation of a minority interest in the Company received from Bank Advisory Group, Inc., Austin,

Texas. The Bank Advisory Group, Inc., in its role as independent financial analyst, has rendered its opinion regarding the fairness, from the financial perspective of both the selling shareholders (those accepting the Offer) and the remaining shareholders (those electing not to accept the Offer) of the consideration to be paid by the Company pursuant to the Offer. The opinion of The Bank Advisory Group, Inc., attached hereto as APPENDIX A (the "Opinion"), sets forth the matters considered in rendering the Opinion and should be read by the shareholders in its entirety.

    The Bank Advisory Group, Inc. is a well-recognized investment banking firm engaged in the valuation of financial institutions and their securities in connection with mergers, acquisitions, share exchanges, underwriting of securities, private placements and other corporate transactions. The Bank Advisory Group, Inc. was retained by the Company based primarily upon its reputation in the industry on valuation matters. The Bank Advisory Group, Inc. does not, and its officers, directors and shareholders do not, own any shares of Common Stock. Prior to being retained by the Company in connection with this matter, The Bank Advisory Group, Inc. has not provided financial advisory services to the Company.

    In preparing its valuation and its Opinion, The Bank Advisory Group, Inc. considered the nature and history of the Company and its subsidiary banks, Citizens National Bank, Henderson, Texas ("Citizens Bank") and First State Bank, Waskom, Texas (the "Waskom Bank") (collectively referred to herein as the "Subsidiary Banks"), the competitive and economic outlook for the Subsidiary Banks' trade area and for the banking industry in general, the book value and financial condition of the Company, its future earnings and dividend paying capacity, the size of the minority block of Common Stock valued and the
prevailing market prices of comparable financial institutions' stock.   The Bank
Advisory Group, Inc. relied primarily on three commonly recognized methods of valuation: (i) net asset value, which is generally defined as the value of the net worth of a bank or company, including every kind of property and value; (ii) market value, which represents an analysis of the price a willing buyer and a willing seller would agree upon in connection with the sale of a minority block of stock in comparison with the market price at which a minority interest in similar banking organizations is sold, as adjusted for the quality and quantity of the comparable trade data, and (iii) investment value, which represents an evaluation of the present value of a bank's or company's future earnings or cash flow and the residual value that a minority investment in stock would be anticipated to have.

    For purposes of the valuation and the Opinion, The Bank Advisory Group, Inc. relied without independent verification upon the accuracy and completeness of all of the financial and other information provided to it by the Company. Nonetheless, no limitations were imposed by the Company upon The Bank Advisory Group, Inc. with respect to the scope of the information it requested or the procedures it followed in rendering the valuation and its opinion. The Board and management of the Company cooperated fully with The Bank Advisory Group, Inc. in connection with its investigation.

    The Bank Advisory Group, Inc. believes that its analysis must be considered in its entirety and that selecting a portion of its analysis and the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its Opinion. The preparation of the Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analysis, The Bank Advisory Group, Inc. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control.

    In establishing the amount of consideration to be paid for the Shares pursuant to the Offer, in addition to evaluation of the Opinion, the Board also considered the growth rate and earnings of the Company and the Subsidiary Banks, the book value and financial condition of the Company and the Subsidiary Banks, the capital structure of the Company and the Subsidiary Banks, the competitive and economic outlook for the trade area in which the Company and the Subsidiary Banks operate and for the banking industry in general, the capital needs of the Company and the Subsidiary Banks, and judgments as to future earnings and dividends prospects for the Company and the Subsidiary Banks. The Board also took into account the size of the block of Shares anticipated to be purchased.

    Based on the fairness opinion of The Bank Advisory Group, Inc. and the other factors mentioned above, the Company believes that the terms of the Offer are fair to all shareholders. The Company however, encourages each shareholder to make his or her own determination as to the fairness and adequacy of the consideration to be paid by the Company in the Offer.


                                      THE OFFER

4.  NUMBER OF SHARES; PRORATION; EXTENSION OF THE OFFER

    Upon the terms and subject to the qualifications and conditions described herein and in the Letter of Transmittal, the Company will purchase up to 140,000 Shares which are duly tendered prior to 5:00 P.M., Central Standard Time, on Wednesday, November 12, 1997 (the "Expiration Date"). The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice(s) of such extension(s) to the Depositary, in which event the "Expiration Date" shall be the latest time and date on which the Offer, as so extended, shall expire. See Section 17 for a description of the Company's right to extend the time during which the Offer is open and to terminate or amend the Offer.

    Subject to the conditions of the Offer, if 140,000 or fewer Shares are duly tendered prior to the Expiration Date, the Company will purchase all Shares so tendered. The Offer is not conditioned on any minimum number of shares being tendered. In the event of an oversubscription of the Offer, Shares tendered shall be purchased on a pro-rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder prior to the Expiration Date, PROVIDED, HOWEVER, that:

         (a) All Shares tendered prior to the Expiration Date by any shareholder who owned beneficially as of September 30, 1997, an aggregate of fewer than one hundred (100) Shares and who tenders all of such Shares (partial tenders will not qualify for this preference) and completes Box E captioned "Odd Lots" in the Letter of Transmittal shall be purchased in full, prior to proration of Shares tendered by any other shareholder (except that if more than the maximum number of Shares to be purchased are tendered by such "odd lot" holders, Shares tendered by such holders shall be purchased pro rata, with appropriate adjustments to avoid purchases of fractional Shares);

         (b) The Company reserves the right to purchase, prior to purchasing any Shares to be purchased on a pro-rata basis, all Shares tendered by any shareholder who has tendered all Shares beneficially owned by him or her and, as a result of the contemplated prorating, would then own an aggregate of fewer than one hundred (100) Shares; and

         (c) The Company reserves the right, in its sole discretion, to elect to purchase any or all of the excess Shares tendered; and so long as this excess number accepted by the Company does not exceed two percent (2%) of the issued and outstanding Shares, no extension of the offer period and no further notice to the shareholders will be required or given. If the Company elects to purchase excess tendered Shares, but less than all of the tendered Shares, then Shares tendered shall be purchased on a pro-rata basis, as described above (subject to the exceptions noted in paragraphs
    (a) and (b), above).

    If (i) the Company increases or decreases the price to be paid for the Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds two percent (2%) of the outstanding Shares, or the Company decreases the number of Shares being sought AND (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 17, the Offer will be extended until the expiration of such period of ten (10) business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

    As of September 30, 1997, the Company had 2,115,680 Shares issued and outstanding. The Company does not have any outstanding options, warrants or similar rights to acquire additional shares of Common Stock. The 140,000 Shares that the Company is offering to purchase represent approximately 6.6% of the outstanding Shares. As of such date, there were approximately 462 holders of record of Common Stock, of which approximately fewer than 81 holders each held fewer than one hundred (100) Shares. Because certain shares are held in the names of brokers and nominees, the Company is unable to determine the total number of beneficial holders of fewer than one hundred (100) Shares or the aggregate number of Shares they own.

    This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of September 30, 1997 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees appear on the Company's shareholder list.

5.  TENDERS BY HOLDERS OF FEWER THAN ONE HUNDRED (100) SHARES

    All Shares tendered for purchase by persons who beneficially held fewer than one hundred (100) Shares on September 30, 1997, and who properly tender all of their Shares prior to the Expiration Date, will be accepted before proration, if any, of the purchase of other tendered Shares, but only if the Shares so tendered do not exceed the maximum number of Shares to be purchased (see Section
1). Partial tenders will not qualify for this preference, and it is not available to holders who beneficially own one hundred (100) or more Shares on the Expiration Date even though such holders have separate stock certificates for fewer than one hundred (100) Shares. Any shareholder owning fewer than one hundred (100) Shares in the aggregate and who wishes to tender all such Shares must complete Box E, captioned "Odd Lots", in the Letter of Transmittal. As also indicated in Section 4, the Company has reserved the right, but will not be obligated, to purchase all Shares properly tendered by any shareholder who has tendered all Shares beneficially owned by him or her and as a result of prorating would then own an aggregate of fewer than one hundred (100) Shares.

6.  PROCEDURE FOR TENDERING SHARES

    For a shareholder to tender Shares pursuant to the Offer, certificates for such Shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be actually received prior to the Expiration Date by the Depositary at the appropriate address set forth in the Letter of Transmittal, except as otherwise provided below in this Section 6. DEPOSIT OF THESE MATERIALS IN THE MAIL ON THE EXPIRATION DATE DOES NOT CONSTITUTE A TIMELY TENDER.

    No signature guarantee is required unless Special Payment Instructions or Special Delivery Instructions are given on the Letter of Transmittal.

    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

         (a) such tenders are made by or through a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers or a commercial bank, trust company, savings and loan association or credit union with membership in an approved signature guarantee medallion program pursuant to the Commission's Rule 17Ad-15 (herein, an "Eligible Institution");

         (b) the Depositary receives (by hand, mail, telegram or acceptable facsimile transmission), prior to the Expiration Date, a properly completed and duly executed Guarantee of Delivery contained in the Letter of Transmittal; and

         (c) the certificates for all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, are received by the Depositary within ten (10) business days after receipt by the Depositary of such Guarantee of Delivery.

    Payments for Shares tendered and purchased will be made only after receipt by the Depositary of the certificate(s) therefor, a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

    THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, INSURED, REGISTERED MAIL, RETURN RECEIPT REQUESTED, SHOULD BE CONSIDERED, AND ENOUGH TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Company, and its determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and the Company's interpretations of the terms and conditions of the Offer will be final and binding. Tenders will not be deemed to have been made until any defects and any irregularities have been cured or waived. Neither the Company, the Depositary nor any other person shall be obligated to give any such notice nor incur any liability for failure to give any such notice. A tender of Shares made pursuant to any one of the procedures set forth above will constitute an agreement between the tendering shareholder and the Company in accordance with the terms and subject to the conditions of this Offer.

    If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificate are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer.

    CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT THE COMPANY. ANY SUCH SHARES DELIVERED TO THE COMPANY WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

7.  WITHDRAWAL RIGHTS

    Tenders made pursuant to the Offer are revocable and may be withdrawn (i) at any time prior to the Expiration Date (including any extension of the Offer period), and (ii) if not yet accepted for payment, after the expiration of 40 business days from the commencement of the Offer (that is, any time after December 11, 1997), until the tender is accepted for payment.

    To be effective, a notice of withdrawal in written, telegraphic or facsimile form must be received in a timely manner by the Depositary at the appropriate address set forth in the Letter of Transmittal. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and, if certificates representing such Shares have been delivered to the Depositary, the name of the registered holder(s) of such Shares, as set forth in such certificates. If the certificates have been delivered to the Depositary, the tendering shareholder must also submit the serial numbers of the particular certificates for the Shares to be withdrawn and the signature on such shareholder's notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 6).

    All questions as to the form and validity (including the time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and its determination shall be final and binding on all parties. Neither the Company nor the Depository or any other person is or will be obligated to give notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and Shares properly withdrawn shall not be deemed to be duly tendered for purposes of the Offer. Withdrawn shares may, however, be re-tendered before the Expiration Date by again following one of the procedures described in Section 6.

8.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

    Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will accept for payment and pay the Purchase Price for any and all Shares validly tendered. Thereafter, payment for all Shares accepted for payment pursuant to the

Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for Shares.

    The Company shall be deemed to have purchased Shares pursuant to the Offer when, as and if it gives oral or written notice to the Depositary of its acceptance for payment of such Shares, which notice, subject to the provisions of the Offer, may be given at any time after the Expiration Date. However, in the event of proration, the Company does not expect to be able to determine the final proration factor and pay for tendered Shares until approximately ten (10) business days after the Expiration Date. Certificates for all tendered Shares not purchased (see Section 4) will be returned as soon as practicable after the Expiration Date or termination of the Offer, without expense to the tendering shareholder.

    The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. However, if payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

    The Depositary will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to tendering shareholders. The Company will not pay interest on the purchase price.

    ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE BOX CAPTIONED "SUBSTITUTE FORM W-9" IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF THIRTY-ONE PERCENT (31%) OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 2.

9.  CONDITIONAL TENDER OF SHARES

    Under certain circumstances and subject to the exceptions set forth in
Section 4 above, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 2, the number of Shares to be purchased from a particular shareholder might affect the tax consequences to such shareholder of such purchase and such shareholder's decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number must be purchased, if any are purchased. Any shareholder desiring to make such a conditional tender should so indicate in Box D captioned "Conditional Tender" on the Letter of Transmittal. It is the tendering shareholder's responsibility to calculate such minimum number of Shares. If the effect of accepting tenders on a pro-rata basis is to reduce the number of Shares to be purchased from any shareholder below the minimum number so specified, such tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all Shares tendered by such shareholder will be returned as soon as practicable thereafter.

    If so many conditional tenders are withdrawn that the total number of Shares to be purchased falls below 140,000, then to the extent feasible the Company will select enough of such conditional tenders, which would otherwise have been withdrawn, to purchase such desired number of Shares.

In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the designated minimum number of Shares to be purchased.

10. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer, the Company may, at its option, withdraw the Offer and shall not be required to accept for payment or purchase or pay for any Shares tendered, if before termination of the Offer, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been instituted or threatened any action or proceeding before any court or administrative agency which (i) challenges the acquisition of Shares pursuant to the Offer or otherwise relates in any manner to the Offer or (ii) in the judgment of the Company could otherwise materially and adversely affect the Company; or

         (b) any action shall have been taken, or any statute, rule, regulation or order shall have been proposed, enacted, enforced, or deemed to be applicable to the Offer, by any government or governmental agency or other regulatory administrative authority, domestic or foreign, which, in the judgment of the Company would or might prohibit, restrict or delay consummation of the Offer or materially impair the contemplated benefits of the Offer to the Company; or

         (c) there shall have occurred any commencement of armed hostilities directly or indirectly involving the United States or there shall have occurred any national emergency, banking moratorium or suspension of payments by banks in the United States; or

         (d) any change shall occur or be threatened in the business, condition (financial or otherwise), operations, stock ownership, or prospects of the Company or either of the Subsidiary Banks, which, in the judgment of the Company, is or may be material to the Company or either of the Subsidiary Banks, any of which, in the sole judgment of the Company, makes it inadvisable to proceed with such acceptance, purchase or payment.

    Any determination by the Company concerning any events described in this
Section 10 and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered shall be final and binding upon all parties. The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

11. PRICE RANGE OF COMMON STOCK; DIVIDENDS

    There is no established public market for the shares of the Common Stock. The following table sets forth the range of the high and low sale prices of the Common Stock for the periods indicated for which the management of the Company had knowledge of the prices involved; the number of transactions represented during the periods indicated; the total number of shares traded in such transactions; and the per-share dividends paid and/or declared on the Common Stock for each of the quarters indicated. THESE PRICES REFLECT ONLY THOSE TRANSACTIONS WITH RESPECT TO WHICH MANAGEMENT OF THE COMPANY HAS KNOWLEDGE OF THE PURCHASE PRICE. TRADE PRICES ARE REPORTED ON AN INFORMAL BASIS, AND NO INDEPENDENT VERIFICATION OF THE TRADE PRICES HAS BEEN MADE. THEY ARE RESULT OF ISOLATED TRANSACTIONS AND ARE NOT NECESSARILY INDICATIVE OF THE ACTUAL OR MARKET VALUE OF SUCH SECURITIES.

                     STOCK PRICES         NUMBER OF      NUMBER OF
                     ------------        TRANSACTIONS     SHARES      DIVIDENDS
                    HIGH       LOW        REPRESENTED   REPRESENTED   PER SHARE
                    ----       ---        -----------   -----------   ---------
1995
----
1st Quarter. . . .$12.75    $12.75            4              3,980       $0.16

2nd Quarter. . . .$12.50    $12.00            7              7,180       $0.16

3rd Quarter. . . .$13.00    $12.00            9              3,400       $0.16

4th Quarter. . . .$12.00    $12.00           14              5,000       $0.16



1996
----
1st Quarter. . . .$12.00    $12.00            3                732       $0.16

2nd Quarter. . . .$12.00    $12.00           10              4,329       $0.16

3rd Quarter. . . .$12.00    $12.00            5              1,190       $0.16

4th Quarter. . . .$12.00    $11.25            4             30,310       $0.16


1997
----
1st Quarter. . . .$12.50    $12.00            8              1,550       $0.16

2nd Quarter. . . .$12.50    $12.00           20             23,700       $0.16

3rd Quarter. . . .$12.00    $12.00            1                400       $0.16

4th Quarter. . . .   $--       $--           --               $ --      $ --
(through October 10)

12. SOURCE AND AMOUNT OF FUNDS

    Assuming that the Company purchases 140,000 Shares in this Offer, at a price of $14.50 per share, the total amount required to purchase the Shares (exclusive of costs and expenses of this Offer) would equal $2,030,000. The Company intends to pay for tendered Shares, as well as for the costs and expenses of this Offer, from the general funds and working capital of the Company. The Company will not incur any debt in connection with the Offer.

13. CERTAIN INFORMATION ABOUT THE COMPANY

GENERAL INFORMATION

    The Company was incorporated as a Texas corporation on November 13, 1990 and is a second-tier bank holding company, owning one hundred percent (100%) of the issued and outstanding shares of the common stock of Henderson Citizens Delaware Bancshares, Inc. (the "Delaware BHC"), and one hundred percent (100%) of the issued and outstanding shares of the common stock of Waskom Bancshares, Inc. Waskom Bancshares, Inc. is an inactive shell corporation.

    The Delaware BHC is a wholly-owned subsidiary of the Company, organized in 1991 under the laws of the State of Delaware for the purpose of becoming an
intermediate one-bank holding company.   The Delaware BHC owns all of the issued
and outstanding stock of the Subsidiary Banks. The primary purpose of the Delaware BHC is to limit the Texas franchise tax liability of the Company. The Delaware BHC does not conduct any operations other than providing assistance to the Subsidiary Banks and will derive its revenues primarily from the operation of the Subsidiary Banks in the form of dividends.

    Citizens Bank opened for business in 1930 as Citizens National Bank of Henderson, a national banking association chartered by the Office of the Comptroller of the Currency (the "Comptroller") and was originally located at 101 East Main Street, Henderson, Texas. In 1973, Citizens Bank moved to its current location at 201 West Main Street. Citizens Bank operates branch offices in Henderson, Overton, Mount Enterprise, Jefferson, Malakoff, and Chandler, Texas. Citizens Bank also operates a trust office in Corsicana, Texas. At
June 30, 1997, Citizens Bank had approximately $323,943,000 in assets, $292,169,000 in deposits, $96,946,000 in loans (net of unearned discount), and $29,559,000 in shareholder's equity. Citizens Bank is regulated and supervised by the Comptroller.

    The Waskom Bank was originally chartered on November 26, 1954, as a Texas banking association. Its sole banking office is located at 745 Spur 156, Waskom, Texas. At June 30, 1997, the Waskom Bank had approximately $25,534,000 in assets, $21,748,000 in deposits, $6,395,000 in loans (net of unearned discount), and $3,623,000 in shareholder's equity. The Waskom Bank is regulated and supervised by the Federal Deposit Insurance Corporation and the Texas Department of Banking.

    The Subsidiary Banks are full service banks offering a variety of services to satisfy the needs of the consumer and commercial customers in the area. The Subsidiary Banks offer most types of loans, including commercial, agribusiness, credit card, consumer, mortgage and real estate loans. The Subsidiary Banks also provide a wide range of consumer banking services, including savings and checking accounts, various savings programs and installment and other personal loans. Citizens Bank also offers trust services, safe deposit boxes, automatic teller machines and automated clearinghouse payroll services. In 1992, Citizens Bank began offering a wide array of investment products, such as annuities, mutual funds and discount brokerage services, to its customers. In 1994, Citizens Bank began offering a twenty-four (24) hour automated telephone account inquiry system, which was complemented in late 1995 by a loan by phone automated system. In January 1994 Citizens Bank began a Community Development Corporation, which is a subsidiary of the bank, and offers affordable housing to lower income persons in the community. Saturday drive up banking has been offered at the Malakoff location since its acquisition in 1994, and Saturday drive up banking has been offered in Henderson at the Southside branch since November 1995. Saturday drive-up banking has been offered at the Chandler branch since April 1996.

    Citizens Bank services a large portion of the East Texas area with offices in Henderson, Overton, and Mount Enterprise, which includes Rusk County, Jefferson, which includes Marion County, and Malakoff and Chandler, which includes Henderson County. The Waskom Bank compliments the service area of Citizens Bank by servicing Harrison County in East Texas. The activities in which the Subsidiary Banks engage are competitive. Each activity engaged in involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside their primary service areas, the Subsidiary Banks compete with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, factors, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from government and private issuers of debt obligations and other investment alternatives for depositors, such as money market funds and securities brokers. The Subsidiary Banks also compete with suppliers of equipment in furnishing equipment financing and leasing services.

    The Company's primary activity is to provide assistance to the Delaware BHC and the Subsidiary Banks in the management and coordination of their financial resources and to provide capital, business development, long-range planning and public relations to the Delaware BHC and the Subsidiary Banks. The Delaware BHC and the Subsidiary Banks operate under the day-to-day management of their own officers, and each entities' individual boards of directors formulates its own policies. A number of directors or officers of the Company are also directors or officers of the Delaware BHC and the Subsidiary Banks. The Company conducts no other activity than the operation of the Delaware BHC and, indirectly, the Subsidiary Banks. Neither the Company nor the Delaware BHC engage in any nonbanking activities at this time. The Company derives its revenues primarily from the operation of the Subsidiary Banks in the form of dividends paid from the Subsidiary Banks to the Delaware BHC and by the Delaware BHC to the Company. In addition, the Company may receive tax benefits from any future losses of the Subsidiary Banks.

    As of June 30, 1997, the Company had, on a consolidated basis, total assets of approximately $349,180,000, total deposits of approximately $313,023,000, total loans, (net of unearned discount and allowance for loan losses) of approximately $102,146,000 and total shareholders' equity of approximately $32,587,000.

HISTORICAL FINANCIAL INFORMATION

    The following table sets forth certain summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1995 and 1996 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, which reports are incorporated herein by this reference. In addition, the historical financial information for the six months ended June 30, 1997 and 1996 is unaudited. Such historical financial information for fiscal year 1997 is set forth in the Company's Quarterly Report on Form 10-Q for the quarter and six months ended June 30, 1997 and 1996, which report is incorporated herein by this reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited and unaudited financial statements and the related notes thereto from which it has been derived. Copies of reports may be inspected or obtained from the Commission in the manner specified in "--Additional Information" below.

                SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                              UNAUDITED
                                             SIX MONTHS         YEAR ENDED
                                            ENDED JUNE 30,      DECEMBER 31,
                                            --------------      ------------
                                            1997      1996      1996    1995
                                            ----      ----      ----    ----
                                          (In thousands, except per share data)
INCOME STATEMENT DATA:

Total revenues . . . . . . . . . . . .   $ 12,497  $ 11,924  $ 23,959  $ 22,355
Net (loss) income. . . . . . . . . .        1,571     1,905     3,344    2,464
Net income per common
share. . . . . . . . . . . . . . . . .       0.74      0.88      1.55     1.14
Weighted average number of common
shares . . . . . . . . . . . . . . . .      2,126     2,160     2,153    2,160

BALANCE SHEET DATA:

Total assets . . . . . . . . . . . . .   $349,180  $319,726  $356,830 $326,879
Long-term debt . . . . . . . . . . . .         --        --        --       --
Shareholders' equity . . . . . . . . .     32,587    31,019    31,988   31,206
Book value per common share. . . . . .      15.40     14.36     15.02    14.45

ADDITIONAL INFORMATION

    Additional information concerning the Company is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, in the Company's Proxy Statement dated March 25, 1997, and in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1997. Such reports are available upon request from the Company. The Company also has filed a Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on
Schedule 13E-4 with the Commission, which includes certain additional information relating to the Offer. Forms 10-K and 10-Q as well as other periodic reports, proxy statements and other information are regularly filed by the Company with the Commission. Such material may be inspected and copied at prescribed rates at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. The Commission maintains an Internet Web site on the World Wide Web at http://www.sec.gov., containing reports, proxy and information statements and other information regarding companies who file reports electronically with the Commission.

14. CERTAIN PRO FORMA FINANCIAL INFORMATION

    The following summary unaudited consolidated pro forma balance sheets as of December 31, 1996, and June 30, 1997, have been prepared on the assumption that the Company acquired 140,000 shares of its Common Stock for $14.50 per share pursuant to the Offer on December 31, 1996 and June 30, 1997, respectively. The only pro forma effects on the balance sheets of the Company are (a) to reduce assets and shareholders' equity by approximately $2,100,000 for the retirement of the stock and related expenses and (b) to show the effect of the dividends that would not have been declared and paid if the stock had been repurchased as of December 31, 1996 and June 30, 1997.

                  PRO FORMA CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                          (In thousands, except share data)

ASSETS:


                                                   JUNE 30,         DECEMBER 31,
                                                     1997               1996
                                                     ----               ----
Cash and due from banks. . . . . . . . . . . . . . $  11,974        $  14,205
Federal funds sold . . . . . . . . . . . . . . . .       600            1,150
  Cash and cash equivalents. . . . . . . . . . . .    12,674           15,455
Investment securities. . . . . . . . . . . . . . .   220,269          228,155
Loans, net of unearned discount and fees . . . . .   103,342          101,971
  Less: allowance for loan losses. . . . . . . . .     1,196            1,146
                                                     -------          -------
    Net loans. . . . . . . . . . . . . . . . . . .   102,146          100,825
Premises and equipment, net. . . . . . . . . . . .     4,801            3,751
Accrued interest receivable. . . . . . . . . . . .     3,403            3,449
Other assets . . . . . . . . . . . . . . . . . . .     3,933            3,195
                                                     -------          -------
  Total assets . . . . . . . . . . . . . . . . . .  $347,126         $354,730
                                                     -------          -------
                                                     -------          -------

                                     LIABILITIES:
Deposits:
  Noninterest-bearing demand . . . . . . . . . . .  $ 32,501         $ 31,785
  Savings and time . . . . . . . . . . . . . . . .   280,522          288,888
                                                     -------          -------
    Total deposits . . . . . . . . . . . . . . . .  $313,023         $320,673
Accrued interest payable and other liabilities . .     3,570            4,169
                                                     -------          -------
  Total liabilities. . . . . . . . . . . . . . . .  $316,593         $324,842
                                                     -------          -------


                                SHAREHOLDERS  EQUITY:

Common stock ($5.00 par value per share)
  10,000,000 shares authorized; 1,976,080
  would have been outstanding at June 30,
  1997 and 1,990,300 would have been
  outstanding at December 31, 1996). . . . . . . .  $ 10,800         $ 10,800
Capital surplus. . . . . . . . . . . . . . . . . .     5,400            5,400
Net unrealized loss on securities available
  for sale . . . . . . . . . . . . . . . . . . . .      (824)            (703)
Undivided profits. . . . . . . . . . . . . . . . .    17,763           16,825
                                                     -------          -------
                                                      33,139           32,322
Less treasury stock, 183,920 shares and 169,700
shares, respectively, at cost at June 30, 1997
and December 31, 1996. . . . . . . . . . . . . . .    (2,606)          (2,434)
                                                     -------          -------
  Net shareholders  equity . . . . . . . . . . . .    30,533           29,888
                                                     -------          -------
    Total liabilities and shareholders  equity . .  $347,126         $354,730
                                                     -------          -------
                                                     -------          -------


  The Company intends to pay for tendered Shares, as well as for the costs and expenses of the Offer, from the general funds and working capital of the Company. The Company will not incur any debt in connection with the Offer.

  For the 140,000 shares assumed to have been repurchased on December 31, 1996, the pro forma balance sheet for June 30, 1997, includes an increase in undivided profits of approximately

$45,000 for the dividends that would not have been declared in February and May 1997 and paid in March and June 1997, on the assumed repurchased Shares.

  The loss of interest income from funds used to repurchase the Shares associated with this Offer are estimated to be immaterial, with an effect on the Company's income statement equivalent to less than $0.03 and $0.02 per Share, respectively, for the year ended December 31, 1996 and the six month period ended June 30, 1997. Because there would have been only an immaterial effect on the net income of the Company had the transaction occurred at the beginning of 1996 or 1997, the pro forma income statements would not be materially different from the historical amounts included in the income statements for the year ended December 31, 1996 and the six month period ended June 30, 1997. Therefore, no pro forma income statements are presented for these two periods.

  Pro forma earnings per share would be impacted by the assumed repurchase of 140,000 Shares by the immaterial effect on net income of the loss of interest income from funds used to repurchase the Shares associated with this Offer and by the reduction of the number of Shares outstanding. The pro forma book value per share would also be impacted by the reduction in capital and reduction in the number of Shares outstanding.

  The following table shows the historical and pro forma average shares outstanding and earnings per share for the year ended December 31, 1996 and the six month period ended June 30, 1997 as if the repurchase had occurred on January 1, 1996. Additionally, the historical and pro forma book value per share as of December 31, 1996 and June 30, 1997 are presented as if the repurchase had occurred on December 31, 1996 and June 30, 1997, respectively.

                                 AS OF OR FOR THE             AS OF OR FOR THE
                              SIX MONTH PERIOD ENDED             YEAR ENDED
                                   JUNE 30, 1997              DECEMBER 31, 1996
                                   -------------              -----------------

  Average shares outstanding:
     Historical. . . . . . . .         2,125,946                  2,153,333
     Pro forma . . . . . . . .         1,985,946                  2,013,333
  Earnings per share:
     Historical. . . . . . . .             $0.74                      $1.55
     Pro forma . . . . . . . .             $0.77                      $1.59
  Book value per share
     Historical. . . . . . . .            $15.40                     $15.02
     Pro forma . . . . . . . .            $15.45                     $15.02

  The Company and the Subsidiary Banks are both subject to regulatory requirements regarding maintaining minimum capital. The following table shows the historical capital ratios of the Company and each of the Subsidiary Banks at December 31, 1996 and June 30, 1997 (with the pro forma ratios assuming that 140,000 Shares had been purchased by the Company at December 31, 1996) and the minimum required regulatory ratios.


                                                  JUNE 30, 1997                     DECEMBER 31, 1996
                                                  -------------                     -----------------
                                        CITIZENS     WASKOM                 CITIZENS     WASKOM
                                          BANK        BANK      COMPANY       BANK        BANK       COMPANY
                                          ----        ----      -------       ----        ----       -------
Risk-based capital ratio:
    Historical  . . . . . . . . .         25.2%       27.5%       25.0%       24.4%       25.5%        24.0%
    Pro forma   . . . . . . . . .         24.0%       26.5%       23.8%       23.2%       24.5%        22.8%
    Minimum required ratios to be
    considered "well" capitalized         10.0%       10.0%       10.0%       10.0%       10.0%        10.0%
Leverage ratio:
    Historical  . . . . . . . . .          9.2%        9.1%        9.1%        9.0%        8.9%         8.8%
    Pro forma   . . . . . . . . .          8.7%        8.6%        8.6%        8.4%        8.4%         8.2%
    Minimum required ratios to be
    considered  well  capitalized          5.0%        5.0%        5.0%        5.0%        5.0%         5.0%



  The Company's pro forma financial statements should be read in conjunction with the historical consolidated financial information incorporated herein by reference and do not purport to be indicative of future earnings or financial positions or of what earnings or financial position would have been had the Offer been consummated as of the dates for which pro forma statements are presented.

15.  TRANSACTIONS AND ARRANGEMENTS CONCERNING THE COMMON STOCK

  The following table sets forth information concerning transactions in the Common Stock by the Company, its subsidiaries, its executive officers and directors, which, if any, occurred during the period of sixty (60) business days prior to the date of this Offer:


                          DATE OF         NUMBER        PRICE       MEANS OF EFFECTING
 IDENTITY OF PERSON     TRANSACTION      OF SHARES     PER SHARE       TRANSACTION
 ------------------     -----------      ---------     ---------       -----------
 Henderson Citizens
 Bancshares, Inc.         8-14-97           400         $12.00      private transaction




  In addition to the foregoing, the following paragraphs provide information concerning purchases of the Common Stock by the Company since the second full fiscal year preceding the date of this Offer.

     On October 10, 1996, the Company completed the repurchase of 29,700 shares of Common Stock (representing approximately 1.375% of its then outstanding shares) in a privately negotiated transaction from a single shareholder. Such shares were purchased for $334,125 in the aggregate, or $11.25 per share. The purchase price was paid in cash using available cash resources, and the Company did not incur any debt in connection with the stock repurchase.

     In addition, during the period between April 24, 1997 and May 30, 1997, the Company repurchased an aggregate of 14,220 shares of Common Stock (representing approximately 0.6676% of its then outstanding shares) in a series of privately negotiated transactions. Such shares were purchased at prices ranging from $12.00 to $12.50 per share. The purchase price for these shares was paid in cash using available cash resources, and the Company did not incur any debt in connection with such stock repurchases.

     The following table sets forth the information concerning the number of Shares owned beneficially as of October 15, 1997 by (i) the Company and the Subsidiary Banks, and (ii) each director and executive officer of the Company who owns Shares.

                                                                 PERCENTAGE OF
                                               NUMBER OF            SHARES
 BENEFICIAL OWNER                             SHARES OWNED      OUTSTANDING(1)
 ----------------                             ------------      -----------

Citizens National Bank 401(k) Plan                   8,000           0.3781%

Directors:

      F. Landon Alford                             140,228(2)        6.6280%
      R. M. Ballenger                                  800           0.0378%
      Stayton M. Bonner, Jr.                       145,622(3)        6.8830%
      David J. Burks                                 9,775           0.4620%
      Billy Crawford                                 1,000           0.0473%
      Sheila Gresham                                 6,120           0.2893%
      James M. Kangerga                              9,188(4)        0.4343%
      J. Mark Mann                                   5,710(5)        0.2699%
      Milton S. McGee, Jr.                           6,698(6)        0.3166%
      Charles H. Richardson                         24,160(7)        1.1419%

------------------------

     (1)Unless otherwise indicated, all shares listed are held of record by the individual indicated with the sole power to vote and dispose of such shares. Percentages are based on 2,115,680 shares outstanding.

     (2)Includes 2,000 shares held by Mr. Alford's spouse.

     (3)A total of 6,798 of these shares are held in trust for Mr. Bonner's three minor sons, John S. Bonner, Stayton M. Bonner III and Walter N. Bonner (2,266 shares each). Also included are 900 shares held in the name of Bonner Brothers Partnership, the partners of which are Mr. Bonner's three minor sons. Also includes 2,000 shares held in the name of Stayton M. Bonner, Jr., Living Trust, for which Mr. Bonner who has voting authority. Also included are 44,280 shares held in trust for Mr. Bonner as a co-beneficiary and co-trustee of the R.F. Shaw, S.M.B., Jr. Living Trust. In addition, it appears that Mr. Bonner is also co-trustee with Citizens National Bank on two other trusts of which he is not a beneficiary, which trusts own an aggregate of 88,560 shares of Company Stock. The shares of Company Stock held in all four of these trusts (the "Shaw Trusts") are voted solely by Mr. Bonner. Therefore, the 132,840 shares of Company Stock held in the four Shaw Trusts are included in the total shares beneficially owned by Mr. Bonner.

     (4)Includes 2,722 shares owned by CNB Co. as trustee for a self-directed I.R.A. account for the benefit of James M. Kangerga, who has voting authority for these shares. Also includes 20 shares in the name of Mr. Kangerga's minor children.

     (5)Shares are held jointly by Mr. Mann and his wife.

     (6)Includes 50 shares owned by Mr. McGee's minor son and 6,648 shares held jointly by Mr. McGee and his wife.

     (7)Includes 2,160 shares held jointly by Mr. Richardson and his wife.

                                                                 PERCENTAGE OF
                                               NUMBER OF            SHARES
 BENEFICIAL OWNER                             SHARES OWNED       OUTSTANDING
 ----------------                             ------------       -----------

      Tony Wooster                                   1,800(8)        0.0851%
      Alfred Wylie                                  32,764(9)        1.5486%
 Non-Director Executive Officers:
      Bill Hurst                                     1,280           0.0605%
      Nelwyn Richardson                                280           0.0132%
      Rebecca G. Tanner                                 80           0.0038%
                                                   -------          --------
                                 TOTAL             437,785          20.6924%
                                                   -------          --------
                                                   -------          --------

     Executive officers and directors of the Company and the Subsidiary Banks will be eligible to tender Shares pursuant to this Offer. However, as of the date hereof, no executive officer or director of the Company or the Subsidiary Banks has specifically indicated whether he or she intends to tender any Shares pursuant to the Offer.

     Except as set forth herein, neither the Company nor, to the Company's knowledge, any of its executive officers or directors, or any of the executive officers or directors of any of its subsidiaries, is a party to any contract, arrangement, understanding or relationship relating, directly or indirectly, to this Offer with any other person with respect to the Common Stock.

     The Company may in the future purchase Shares in the open market, in private transactions, through tender offers or otherwise. However, Rule 13e-4 under the Exchange Act prohibits the Company from making any purchases of Shares until ten (10) business days after the Expiration Date, other than pursuant to the Offer. Thereafter, any purchases the Company may choose to make may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any possible future purchases by the Company will depend on numerous factors, including the market price of the Shares, the results of the Offer, the Company's business and financial condition and general economic and market conditions.

     Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any material change in the Company's Articles of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.


------------------------

     (8)Shares are held jointly by Mr. Wooster and his wife.

     (9)Includes 2,640 shares held by Mr. Wylie's wife.

     As discussed at Section 1 herein, this Offer may have the effect of reducing the number of shareholders of the Company to a level that would permit the Company to suspend the Company's obligation to file periodic and current reports with the Commission pursuant to section 13 of the Exchange Act. Management of the Company has indicated that it will elect to suspend the Company's reporting obligations if a sufficient number of shareholders tender all of their shares pursuant to this Offer.

16.  GOVERNMENT REGULATION

     The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer.

     Under regulations promulgated by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, a bank holding company must give written notice to the Federal Reserve Board before purchasing or redeeming its equity securities if the gross consideration paid for the purchase or redemption equals or exceeds ten percent (10%) of the company's consolidated net worth, unless, (i) both before and following the redemption, the holding company meets the thresholds established for "well capitalized" state member banks under applicable regulations and (ii) the bank holding company received a composite "1" or "2" rating at its most recent examination. Because the aggregate consideration to be paid for Shares repurchased pursuant to the Offer will not exceed ten percent (10%) of the Company's consolidated net worth, the Company is not required to file a prior notice with the Federal Reserve Board. No approval of any other federal, state or local governmental body is required with respect to the Offer.

     Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business.

17.  EXTENSION OF THE OFFER PERIOD; TERMINATION; AMENDMENTS

     The Company reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in
Section 10 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open (and thereby delay acceptance for payment of, and payment for, any Shares) by giving oral or written notice of extension to the Depositary and making a public announcement thereof. The Company also reserves the right, in its sole discretion, to terminate the Offer and not to purchase or pay for any Shares not theretofore purchased or paid for upon the occurrence of any of the conditions specified in Section 10 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. The Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 10 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 A.M., Eastern Standard time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designated to inform shareholders of such change.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds two percent (2%) of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten (10) business days.

18.  FEES AND EXPENSES

     The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

     The Company will reimburse any broker or dealer, commercial bank or trust company for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as an agent of the Company or the Depositary for purposes of the Offer.

     Other than as described above, the Company will not pay any solicitation fees to any broker, dealer, bank, trust company or other person for any Shares purchased in connection with the Offer. The Company will reimburse such persons for customary handling and mailing expenses incurred in connection with the Offer.

     The Company will pay all stock transfer taxes, if any, payable on account of the acquisition of the Shares by the Company pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the Letter of Transmittal.

     The expenses incurred, or estimated to be incurred, by the Company in connection with the Offer are set forth below. The Company will be responsible for paying all such expenses.

                      ESTIMATED EXPENSES THE COMPANY WILL INCUR
                            IN CONNECTION WITH THE OFFER.

                    Stationery and Postage                 $ 3,000.00
                    SEC Document
                    Conversion and Filing
                    Fee                                    $ 2,000.00
                    Fairness Opinion                       $16,500.00
                    Legal Fees                             $15,000.00
                    Accounting Fees                        $10,000.00
                    Depository Fees                        $ 6,000.00
                                                           ----------
                                   Total                   $52,500.00
                                                           ----------
                                                           ----------


19. MISCELLANEOUS

    The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                             HENDERSON CITIZENS BANCSHARES, INC.

                                      APPENDIX A

                   [ON LETTERHEAD OF THE BANK ADVISORY GROUP, INC.]




                                   October 15, 1997


Board of Directors
Henderson Citizens Bancshares, Inc.
Henderson, Texas

Gentlemen:

You have requested that The Bank Advisory Group, Inc. act as an independent financial analyst and advisor to the common shareholders of Henderson Citizens Bancshares, Inc., Henderson, Texas (the "Company"), in connection with a self tender offer whereby the number of Company shareholders may be reduced to a number sufficient to permit deregistration with the Securities and Exchange Commission (the "Offer"). In our role as an independent financial analyst, you have requested our opinion with regard to the fairness--from the perspective of the tendering common shareholders of Company--of the per share cash price to be paid for tendered shares in connection with the Offer, as outlined in the OFFER TO PURCHASE dated October 15, 1997.

Our understanding is that Henderson Citizens Bancshares, Inc. proposes to consummate the Offer pursuant to the following financial terms:

    - Company will purchase up to 140,000 shares of its issued and outstanding common stock (the "Shares") at $14.50 per share in the form of cash..

    - All Shares tendered by any shareholder who owned beneficially an aggregate of fewer than one hundred (100) Shares and who tenders all of such Shares shall be purchased in full.

    - Company reserves the right to purchase, prior to purchasing Shares to be purchased on a pro-rata basis, all Shares tendered by any shareholder who has tendered all Shares beneficially owned by him or her and, as a result of the contemplated prorating, would then own an aggregate of fewer than one hundred (100) Shares.

Board of Directors
Henderson Citizens Bancshares, Inc.
October 15, 1997
Page 2


    - Company reserves the right, in its sole discretion, to elect to purchase any or all of the excess Shares tendered; and so long as this excess number accepted by Company does not exceed two percent (2%) of the issued and outstanding Shares.

    - In the event of an oversubscription of the Offer, Shares tendered shall be purchased on a pro-rata basis, disregarding fractions, according to the number of Shares tendered by each shareholder.

The Bank Advisory Group, Inc., as part of its line of professional services, specializes in rendering valuation opinions of banks and bank holding companies in connection with mergers and acquisitions nationwide. Prior to our retention for this assignment, The Bank Advisory Group has not provided financial advisory services to Company.

In connection with this opinion and with respect to Henderson Citizens Bancshares, Inc., we have reviewed, among other things:

    1. Audited consolidated financial statements for Company for the years ended December 31, 1996 and 1995;

    2. Consolidated financial statements for Company presented on form F.R. Y-9C for the three years ended December 31, 1996, 1995, and 1994, and for the quarter ended June 30, 1997, as filed with federal bank regulatory agencies;

    3. Reports of Condition and Income for Citizens National Bank, Henderson, Texas and First State Bank, Waskom, Texas (the "Banks") for the years ended December 31, 1996, 1995, and 1994, and for the quarter ended June 30, 1997, as filed with federal bank regulatory agencies;

    4.   Internal financial statements for Banks, as of September 30, 1997;

    5. The condition of the commercial banking industry, as indicated in financial reports filed with various federal bank regulatory authorities by all federally-insured commercial banks;

    6. Certain internal financial analyses and forecasts for Banks prepared by the management of Banks, including projections of future performance;

    7. For Banks, certain other summary materials and analyses with respect to its respective loan portfolio, securities portfolio, deposit base, fixed assets, and operations including, but not limited to: (i) a schedule of loans and other assets identified by management as deserving special attention or monitoring given the characteristics of the loan/asset and the local economies, (ii) an analysis concerning the adequacy of the loan loss reserve, (iii) a schedule of "other real estate owned," including current

Board of Directors
Henderson Citizens Bancshares, Inc.
October 15, 1997
Page 3

         carrying values and recent appraisals, and (iv) a schedule of securities, detailing book values, market values, and lengths to maturity; and,

    8. Such other information--including financial studies, analyses, investigations, and economic and market criteria--that we deem relevant to this assignment.

In connection with this opinion and with respect to the proposed Offer, we further have reviewed, among other things:

    1.   The Offer to Purchase, in draft form dated October 10, 1997;

    2. The price-to-equity and price-to-earnings multiples of banking organizations based in the Southwestern region of the United States that have publicly-traded common stocks, together with the financial performance and condition of such banking organizations;

    3. The financial terms and price levels for commercial banking organizations with assets between $200 million and $500 million recently acquired in the United States for 100% cash, together with the financial performance and condition of such banking organizations; and,

    4. Such other information--including financial studies, analyses, investigations, and economic and market criteria--that we deem relevant to this assignment.

Based on our experience, we believe our review of, among other things, the aforementioned items provides a reasonable basis for our opinion, recognizing that we are expressing an informed professional opinion--not a certification of value.

We have relied upon the information provided by the management of Company, or otherwise reviewed by us, as being complete and accurate in all material respects. Furthermore, we have not verified through independent inspection or examination the specific assets or liabilities of Company or Banks. We have also assumed that there has been no material change in the assets, financial condition, results of operations, or business prospects of Banks since the date of the last financial statements made available to us. We have met with the management of Company for the purpose of discussing the relevant information that has been provided to us.

Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us, we conclude that the cash consideration of $14.50 per share offered to the existing shareholders of Company in connection with the Offer, is fair, from a financial standpoint, to tendering shareholders of Company.

Board of Directors
Henderson Citizens Bancshares, Inc.
October 15, 1997
Page 4

This opinion is available for disclosure to the shareholders of Company. Accordingly, we hereby consent to the reference to this opinion and our Firm in any disclosure materials provided to the shareholders of Company.


                                  Respectfully submitted,

                                  THE BANK ADVISORY GROUP, INC.


                                  By   /s/ J. Stephen Skaggs
                                     -----------------------------------------